EXHIBIT 10.3

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (this "Agreement") is made and entered into this 12th day of March, 2009 ("Effective Date") by and between NOVARAY MEDICAL, INC. ("Assignor"), a Delaware corporation and TRIPLE RING TECHNOLOGIES, INC. ("Assignee"), a California corporation.

WHEREAS, Assignor is Tenant under that certain Office Lease dated March 13, 2008, by and between

BRCP Stevenson Point LLC, a Delaware limited liability company ("Landlord") and Assignor, (the "Lease"), respecting certain premises with a street address of 39655-39677 Eureka Drive, Newark, California, (the "Premises") as more particularly described therein;

WHEREAS, a true, correct, and complete copy of the Lease is attached as Attachment 1 to this Agreement;

WHEREAS, Assignor desires to assign its interest in the Lease to Assignee and Assignee desires to assume Assignor's obligations under the Lease;

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee agree as follows, effective as of the Effective Date:

1. Assignment of Lease. Assignor does hereby transfer, assign, convey and deliver to Assignee all of Assignor's rights, title, obligations and interest in the Lease and the Premises.

2. Assumption; Bound as an Original Party.

(a) Assignee does hereby accept this assignment, and for the benefit of Assignor and Landlord, expressly assumes and agrees to hereafter perform all of the terms, covenants, conditions and obligations of Assignor under the Lease, which accrue from and after the Effective Date.

(b) Assignee shall perform the obligations of Assignor under the Lease and Assignee shall be bound by all of the terms and conditions of the Lease from and after the Effective Date in every way as if Assignee were originally a party thereto as tenant/lessee.

3. Condition; Use. Assignee shall take possession of the Premises in its present "as is" condition, subject to ordinary wear and tear and damage by casualty prior to the Effective Date. No representations or warranties have been made to Assignee concerning the condition of the Premises, nor have any promises to remodel, change, alter, or improve the Premises been made by Assignor or any party on behalf of Assignor. Assignee has completed such investigation of the Premises as Assignee deems appropriate.

4. Default By Landlord. Assignor shall not be liable to Assignee for Landlord's failure to perform any of Landlord's obligations under the Lease, nor shall Assignor have any obligation to perform same or to bring legal proceedings or take any other action against Landlord to assure performance of Landlord's obligations under the Lease. Assignee's enforcement of the Lease against Landlord shall be at the sole expense of Assignee.

5. Notices. Any notice, demand, consent, approval, direction, agreement or other communication required or permitted hereunder or under any other documents in connection herewith shall be in writing and delivered by (a) certified mail, return receipt requested, (b) personal delivery, (c) facsimile or (d) express carrier addressed as follows:

If to Assignor:

39655 Eureka Drive
Newark, CA 94560

Phone:  (510) 619-9200
FAX:       (510) 291-3001

Attn: William Frederick, Chief Financial Officer

If to Assignee:

39655 Eureka Drive
Newark, California 94560
Phone: (510) 592-3000
FAX:     (510) 592-3001

Attn: Joseph Heanue, President

or to such other address furnished by any party to the other in writing at any time and from time to time for such notice purposes. Any notice served by either party on the other shall be deemed effective upon receipt of return receipt if sent by certified mail, return receipt requested, when received, if delivered personally, upon machine confirmation if sent by facsimile, or upon confirmation of delivery by an express carrier.

6. No Broker. The parties represent to each other that this Agreement was negotiated directly, without the use of any real estate broker. Each party shall hold the other harmless from any liability or loss, including reasonable attorneys' fees, resulting from a misrepresentation under this Section.

7. Miscellaneous.

(a) Each provision of this Agreement shall extend, bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns, including without limitation successor assignees of the Lease.

(b) This Agreement contains the entire agreement between the parties, and all prior negotiations and agreements are merged in this Agreement. This Agreement may not be changed, modified or discharged, in whole or in part, except by a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought.

(c) This Agreement may be executed in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.

(d) Any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement or any amendments or exhibits hereto.

(e) This Agreement shall be governed in all respects by the laws of the State of California.

(f) If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term shall not be affected thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ASSIGNOR: ASSIGNEE:

NOVARAY MEDICAL, INC. TRIPLE RING TECHNOLOGIES, INC.

By:/s/ William Frederick By:/s/ Joseph Heanue

William Frederick Joseph Heanue

Chief Financial Officer President

ATTACHMENT 1

OFFICE LEASE BY AND BETWEEN BCRP STEVENSON POINT LLC AND NOVARAY MEDICAL, INC. DATED MARCH 13, 2008